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                                                                     EXHIBIT 8.1

                               February 8, 2000




Lehman Brothers Inc.                   Fitch IBCA, Inc.
Three World Trade Center               One State Street Plaza
New York, NY 10285                     32nd Floor
                                       New York, NY 10084
Merrill Lynch, Pierce, Fenner &
   Smith Incorporated                  Moody's Investors Service
North Tower                            99 Church Street
World Financial Center                 New York, New York 10007
New York, NY 10281
                                       U.S. Bank National Association
J.P. Morgan Securities Inc.            Corporate Trust, 2nd Floor
60 Wall Street                         180 East Fifth Street
New York, NY 10260                     St. Paul, MN 55101

Prudential Securities Incorporated
One New York Plaza
New York, New York 10292



     Re: Conseco Finance Corp./Conseco Finance Securitizations Corp.
         Manufactured Housing Contract Senior/Subordinate
         Pass-Through Certificates, Series 2000-1

Ladies and Gentlemen:

     We have acted as counsel for Conseco Finance Corp. ("Conseco") and Conseco Finance Securitizations Corp. ("CFSC") in connection with their execution of a Pooling and Servicing Agreement, dated as of February 1, 2000 (the "Pooling and Servicing Agreement"), among Conseco, CFSC and U.S. Bank National Association, as Trustee (the "Trustee"), and the establishment pursuant to the Pooling and Servicing Agreement of

Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities Inc.
Prudential Securities Incorporated
Fitch IBCA, Inc.
Moody's Investors Service, Inc.
U.S. Bank National Association
February 8, 2000
Page 2


Manufactured Housing Contract Senior/Subordinate Pass-Through Certificate Trust 2000-1 (the "Trust"). All undefined capitalized terms used in this opinion have the meanings given them in the Pooling and Servicing Agreement.

     Pursuant to the Transfer Agreement, Conseco will transfer to CFSC a pool of manufactured housing installment sale contracts and installment loan agreements (the "Contracts"). Pursuant to the Pooling and Servicing Agreement, CFSC will transfer the Contracts to the Trust and Conseco will act as Servicer of the Contracts and provide a Limited Guarantee.

     Conseco and CFSC have requested that we provide to you our opinion whether the Master REMIC and Subsidiary REMIC will each be treated as a real estate mortgage investment conduit ("REMIC") under the Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), under certain Treasury Regulations concerning REMICs promulgated by the Treasury Department on December 23, 1992 (the "REMIC Regulations"), and under Minnesota law.

     In rendering our opinion, we have examined the Pooling and Servicing Agreement and such additional related documents, and we have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of the opinion expressed herein.

     Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations, and is also based on the representations and warranties set forth in the Pooling and Servicing Agreement and the assumptions that Conseco and CFSC and the Trustee will at all times comply with the requirements of the Pooling and Servicing Agreement, including, without limitation, the requirement that a proper election to be taxed as a REMIC is made for each of the Master REMIC and Subsidiary REMIC in accordance

Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities Inc.
Prudential Securities Incorporated
Fitch IBCA, Inc.
Moody's Investors Service, Inc.
U.S. Bank National Association
February 8, 2000
Page 3


with the Pooling and Servicing Agreement and the Code, and that the certificates representing interests in the Trust will be issued as described in the Pooling and Service Agreement and in the Prospectus Supplement relating to the Class A Certificates, Class M Certificates and Class B Certificates.

     Based upon the foregoing, it is our opinion that

     1. The Master REMIC and Subsidiary REMIC created pursuant to the Pooling and Servicing Agreement will each qualify as a REMIC under the Code and under the REMIC Regulations. The Class A Certificates, Class M Certificates, Class B Certificates and Class B-3I Certificates will evidence ownership of the "regular interests" in the Master REMIC. The Class C Master Certificate will evidence ownership of the single class of "residual interests" in such REMIC. The Uncertificated Subsidiary Interests represent the "regular interests" in the Subsidiary REMIC and the Class C Subsidiary Certificate will evidence the sole class of "residual interests" in the Subsidiary REMIC.

     2. For Minnesota income and franchise tax purposes the Trust will not be subject to tax and the income of the Trust will be taxable to the holders of interests therein, all in accordance with the provisions of the Code concerning REMICs as amended through December 31, 1998.

     3. Ownership of a Class A Certificate, Class M Certificate or Class B Certificate will not be a factor in determining whether the owner thereof is subject to Minnesota income or franchise taxes. Therefore, if the owner of a Class A Certificate, Class M Certificate or Class B Certificate is not otherwise subject to Minnesota income or franchise taxes in the State of Minnesota, the owner will not become subject to such Minnesota taxes solely by virtue of owning a Class A Certificate, Class M Certificate or Class B Certificate.

     We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Minnesota. This opinion

Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities Inc.
Prudential Securities Incorporated
Fitch IBCA, Inc.
Moody's Investors Service, Inc.
U.S. Bank National Association
February 8, 2000
Page 4

is delivered to you at the request of Conseco and CFSC solely for your use. This opinion may not be circulated or republished to, or relied upon by, any other person without our express prior written consent.

                                       Very truly yours,

                                       /s/ Briggs and Morgan, P.A.